ARTHUR PLACE
& COMPANY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

September 26, 2007

U.S. Securities & Exchange Commission
100 F Street, Northeast
Washington, D.C. 20549-2000

File Number: 333-46174
Montana Acquisition Corporation

To Whom It May Concern:

We are supplying this letter as the former accountant of Montana Acquisition Corporation to comply with Item 304(a)(3) of Regulation S-B.

We have been furnished a copy of the second amended disclosures Montana Acquisition Corporation is making in its filed Form 8-K report for the period ended April 8, 2005 and specifically to the disclosures of various financial reports issued by our firm and the events that surround our firm's desire not to stand for reelection. Accordingly, we agree with all the statements contained within the second amended Form 8-K made by the issuer, Montana, and specifically to the following statements:

- We agree with all the disclosures regarding the issued financial statements as of July 18, 2000.
- We agree with all the disclosures regarding the issued financial statements as of December 31, 2000.
- We agree with all the disclosures regarding the issued financial statements as of August 31, 2001.
- We agree with all the disclosures regarding our desire not to stand for reelection as auditors.
- We agree with the disclosure that our firm's report on the company's financial statements for the two years prior to our resignation did not contain any adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles.
- We concur with the statement that our firm has had no disagreements with the company for the period from on or around July 18, 2000 through the date of our resignation, April 8, 2005.

We are available to respond to further inquiry.

Respectfully submitted,

Arthur Place and Company, PC

COPY

Mark Chalachan 9/26/07

cc: Montana Acquisition Corp.